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                                                                    EXHIBIT 10.7


                 SUMMARY DESCRIPTION OF TRANSACTION BONUS PLAN

     The board of directors of the Company established a transaction bonus plan for the purpose of retaining the Company's senior management and better aligning the interests of management and shareholders in connection with a potential change of control transaction involving the Company. In the event of a change of control, the transaction bonus plan entitles designated members of senior management to share in a cash bonus pool equal to a percentage of the gross transaction price in excess of a threshold amount. The threshold amount represents an average market value of the Company for the 12 month period ended March 31, 1995 (preceding the development of the Company's new technologies) plus capital raised after that date. As of June 30, 1999, the threshold amount was approximately $48.1 million. The percentage of the gross transaction price in excess of the threshold amount ranges from a low of 4% if the gross transaction price per share is $4 or less and increases to a maximum of 8% if the gross transaction price per share is $8 or more. Participants in the bonus plan include the Chairman, President, Senior Vice President of Finance and Senior Vice President of Sales and Marketing. The board of directors will administer the transaction bonus plan and, in its discretion, may make modifications and additions to the terms of the plan.